Exhibit 99.1

For Immediate Release

Investor Relations Contact: Jane M. Elliott

770-829-8234 Voice

investor.relations@globalpay.com

Media Relations Contact: Phyllis McNeill

770 829-8245 Voice

phyllis.mcneill@globalpay.com

Global Payments and HSBC Bank plc Form Strategic Joint Venture in

the United Kingdom

ATLANTA, June 17, 2008 — Global Payments Inc. (NYSE: GPN), a leading provider of electronic transaction processing solutions, announced today it has agreed to form a joint venture with HSBC Bank plc (“HSBC”) to provide payment processing services to merchants in the United Kingdom and Internet merchants globally. The new company will operate under the name HSBC Merchant Services.

HSBC Bank plc is a wholly owned subsidiary of HSBC Holdings plc (LSE: HSBA), one of the largest financial services institutions in the world, with assets of approximately $2.4 trillion and approximately 10,000 offices in 83 countries and territories, as of December 31, 2007. In the United Kingdom, HSBC Bank estimates that its merchant acquiring business commands an approximate 15 percent market share by providing payment card processing services across 135,000 merchant outlets.

“We are thrilled that HSBC, one of the world’s most respected financial institutions, has agreed to expand its relationship with Global Payments into the United Kingdom,” said Chairman, President, and Chief Executive Officer of Global Payments, Paul R. Garcia. “We expect to focus on growing the customer base by providing an expansive range of card payment solutions. Longer-term, with the adoption of the Single Euro Payments Area (SEPA) initiatives, we expect to be in an excellent position to provide seamless acquiring services to merchants throughout Europe,” Garcia continued.

“The creation of HSBC Merchant Services builds on our partnerships with Global Payments in Asia and North America,” said Group General Manager Commercial Banking, Alan Keir. “Through the combination of HSBC’s extensive business customer franchise, and Global Payments’ experience in transaction handling, HSBC Merchant Services will offer a compelling proposition,” added Keir.

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Global Payments and HSBC Form Strategic Joint Venture in the United Kingdom

June 17, 2008

“We are pleased to be joining a leading provider of electronic payment processing solutions. Being a part of a strong company that understands our business will be welcomed by our merchant customers and provide new opportunities for our 400 employees,” said Head of Card Acquiring for HSBC, Darren Wilson.

Under the terms of the agreement, and pending regulatory approvals and customary closing conditions, Global Payments will pay HSBC $439 million in cash to acquire a 51 percent majority ownership in the joint venture. HSBC will control the remaining 49 percent and will contribute its existing merchant acquiring business in the United Kingdom to the joint venture. In addition, the bank has agreed to a ten-year marketing alliance in which HSBC will refer customers to the joint venture for payment processing services in the United Kingdom. The transaction is expected to be completed within two months.

For the calendar year 2007, HSBC’s merchant acquiring business in the United Kingdom generated revenue of approximately $229 million (£114 million). Global Payments expects the transaction to be accretive to diluted earnings per share in the first year following the close of the transaction. Global Payments’ management will discuss this acquisition during its fiscal 2008 year-end earnings call in July 2008. Please refer to the attached fact sheet for further details. The company has also posted a slide presentation relating to this transaction under the Investor Relations section of its Web site at www.globalpaymentsinc.com.

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for consumers, merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Latin America, Europe and the Asia-Pacific region. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. The company also provides consumer money transfer services from the United States and Europe to destinations in Latin America, Morocco, and the Philippines. For more information about the company and its services, visit www.globalpaymentsinc.com.

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This announcement by Global Payments’ may contain certain forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: continued certification by credit card associations, foreign currency risks, competition and pricing, product demand, market and customer acceptance, development difficulties, the effect of economic conditions and consumer spending, security breaches or systems failures, costs of capital, changes in state, federal or foreign laws and increases in credit card association fees, utility or system interruptions, the ability to consummate and integrate acquisitions, and other risks detailed in the Company's SEC filings, including the most recently filed Form 10-Q or Form 10-K, as applicable. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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